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                                                                     EXHIBIT D-2

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                                DOCKET NO. 21956

RELIANT ENERGY,                   )
INCORPORATED                      )                  BEFORE THE
BUSINESS SEPARATION               )          PUBLIC UTILITY COMMISSION
PLAN FILING PACKAGE               )                   OF TEXAS


                           --------------------------
                              MOTION FOR REHEARING
                           --------------------------

         On April 10, 2001, the Public Utility Commission of Texas (Commission) filed the Final Order in the above-captioned proceeding. For the most part, the Final Order tracks the votes taken on the issues set forth on the Decision Point List (which is attached to the Final Order as Attachment A) and the record developed in the docket. However, the Final Order contains language which Reliant Energy, Incorporated ("Reliant Energy") believes to be mistaken or incomplete or which does not relate to issues contained on the Decision Point List. Reliant Energy respectfully requests the Commission to grant rehearing in this proceeding, correct certain errors and remove dicta unrelated to the issues decided in this docket.

1. One of the controversial issues raised by Amendment No. 1 was the proper role of intra-company debt. Under Amendment No. 1, the T&D Utility would have been an unincorporated division of the parent company. Financing would have been done at the parent company level and unregulated subsidiaries would have been provided funds in return for intra-company debt. Several parties, and the Commission itself, expressed concern about the possibility of unregulated affiliates defaulting on such debt and leaving the parent without adequate means for repayment. This concern was one of the reasons Reliant Energy decided not to pursue the plan set forth in Amendment No. 1. In reciting these facts, Finding of Fact No. 29 is written backwards. Thus, the Commission should correct Finding of Fact No. 29 to read as follows:



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         Reliant's first amendment to its business
         separation plan ... also proposed significant intercompany debt that would have been owed by the UNREGULATED SUBSIDIARIES to THE UTILITY PARENT.

         These revisions accurately reflect the proposal described in the first amendment to Reliant Energy's Business Separation Plan. See, e.g., Amendment No. 1 at C-30.

2. One of the advantages of Amendment No. 2 is that the T&D Utility ultimately will not be responsible for any debt other than utility debt. However, as pointed out in Amendment No. 2 (see, e.g., Amendment No. 2 at C-41), it will take some time to refinance at the REGCO level the debt now held by the FinanceCo subsidiaries of Reliant Energy, Incorporated (which will become the T&D Utility). Because this refinancing is not expected to be completed until the end of 2002, Finding of Fact No. 32 is not precisely correct. The Commission should thus correct the first sentence of Finding of Fact No. 32 to read:

         "UPON COMPLETION OF the Second Amended Plan, the
         TDU will not be primarily responsible for any debt not associated with utility assets."

3. If the Distribution Date takes place prior to the Choice Date, ERCOT GENCO would arguably fit the definition of a utility under PURA and thus would be required to have a tariff for its services. Finding of Fact No. 34 was intended to obviate the need for such a tariff but, as written, incorrectly describes Reliant Energy's request. The Commission should correct the second sentence of Finding of Fact No. 34 as follows:

         Reliant's request would (a) relieve HL&P from the requirement to seek competitive bids before agreeing to purchase power from ERCOT GENCO AND (b)
         RELIEVE ERCOT GENCO FROM THE REQUIREMENT TO HAVE A
         TARIFF FOR THIS SERVICE.



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         These revisions accurately reflect Reliant Energy's request regarding
HL&P's purchases of power from ERCOT GENCO prior to the Choice Date. See, e.g., Amendment No. 2 at B-21; Amendment No. 2 Petition at 12.

4. The Final Order should reflect the term of certain services that UNREGCO will provide to ERCOT GENCO (fuel and energy management and environmental, safety and health, and technical services). Amendment No. 2 states that these services will be provided through 2005 unless REGCO's interest in ERCOT GENCO is earlier acquired by UNREGCO or sold to a third party. See, e.g., Amendment No. 2 at C-26; Amendment No. 2 Petition at 12-13; Schaeffer Rebuttal at 12. However, the Decision Point List (point 15(b)) and the Final Order both focus on the expiration of the ERCOT GENCO option. If for some reason the ERCOT GENCO option is not exercised and ERCOT GENCO is not sold to a third party, ERCOT GENCO will require some time to develop its own capability in this area. That is why the Term Sheets (Aligned Parties Ex. 3 (Direct Testimony of Douglas A. Oglesby), Ex. DAO-12) and the Second Amended Plan called for such services to continue through 2005. No party contested this issue. Accordingly, the Commission should revise Finding of Fact No. 57 as follows:

         Reliant also proposed that after the Choice Date continuing until the EARLIER OF (i) THE DATE UNREGCO EXERCISES ITS OPTION TO ACQUIRE ERCOT GENCO; (ii) IF THE OPTION IS NOT EXERCISED, THE DATE REGCO TRANSFERS ITS REMAINING SHARES OF ERCOT GENCO TO A THIRD PARTY; OR (iii) DECEMBER 31, 2005, UNREGCO would provide ERCOT GENCO with certain fuel and energy management services. After the Restructuring Date, UNREGCO would provide ERCOT GENCO with environmental, safety and health, and technical services until the EARLIER OF (i) THE DATE UNREGCO EXERCISES ITS OPTION TO ACQUIRE ERCOT GENCO; (ii) IF THE OPTION IS NOT EXERCISED, THE DATE REGCO TRANSFERS ITS REMAINING SHARES OF ERCOT GENCO TO A THIRD PARTY; OR (iii) DECEMBER 31, 2005.



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Similar changes should be made to Conclusion of Law Nos. 18 and 19 and Ordering
Paragraph Nos. 5 and 6.

5. In its deliberations on Amendment No. 2, the Commission voted to approve the accounting order requested by Reliant Energy. See, Tr. 163 (December 1, 2000); Decision Point List at 17. However, the final order language addressing the accounting order differs from what Reliant Energy requested in Amendment No. 2. See, Amendment No. 2 at B-21 and Reliant Ex. 9 (Specific Changes and Corrections to Business Separation Plan) at 26. In order to be consistent with the specific accounting language requested by Reliant Energy and approved by the Commission, Conclusion of Law No. 24 language should be corrected as follows:

         Issuance of an accounting order REQUESTED BY
         RELIANT ENERGY is consistent with PURA Section
         39.262(d)(2). Approval of this method of accounting does not constitute approval of any costs or earnings.

Additionally, Ordering Paragraph 8 should be deleted in its entirety and replaced with the following language:


         THE ACCOUNTING ORDER REQUESTED BY RELIANT ENERGY IN
         AMENDMENT NO. 2 IS APPROVED.

6. Finally, the Commission should delete Finding of Fact No. 33. It does not address any issue set forth on the Decision Point List or discussed in the Business Separation Plan. Equally important, the language in this finding does not accurately characterize the full discussion between Mr. Schaeffer and the Commissioners during the hearing in this proceeding. In addition to other conditions and qualifications, Mr. Schaeffer's testimony assumed continuation of statutory mitigation through the 2004 true-up and did not anticipate that the Commission would seek to impose excess mitigation credits prior to the true-up.



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                                PRAYER FOR RELIEF

         Reliant Energy respectfully requests the Commission to grant rehearing in this docket and to revise the Final Order as described herein.

                                         Respectfully submitted,

                                         By:
                                            ------------------------------------
James H. Barkley                            Mr. Scott E. Rozzell
State Bar No. 00787037                      Executive Vice President and General
Gretchen Allen                                 Counsel, Regulated Operations
State Bar No. 00796624                      State Bar No. 17359800
Baker Botts L.L.P.                          Harris Leven
One Shell Plaza                             Senior Counsel
910 Louisiana Street                        State Bar No. 12246480
Houston, Texas 77002-4995                   Reliant Energy, Incorporated
(713) 229-1502                              P.O. Box 61867
(713) 229-1522 (facsimile)                  Houston, Texas 77208
                                            (713) 207-7789
                                            (713) 207-0141 (facsimile)

                              ATTORNEYS FOR RELIANT
                              ENERGY, INCORPORATED



                             CERTIFICATE OF SERVICE

         I hereby certify that a true and correct copy of the foregoing document has been hand-delivered, sent overnight mail or U.S. mail to all parties of record on the ____ day of April 2001.





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